Exhibit 10.1

300 Harmon Meadow Blvd., Suite 500, Secaucus, NJ 07094

May 1, 2019

David Mock

dave.mock@rogers.com

Re: Resignation of Employment and Consulting Letter Agreement

Dear Dave:

This letter acknowledges that you resigned your employment with Vitamin Shoppe Industries Inc. (the “Company”) effective May 31, 2019 (the “Resignation Date”). As a result, you will cease to be an employee of the Company on the Resignation Date and the Company will not pay you any further compensation or benefits, including but not limited to base salary, 2019 cash bonus, and long term incentive grants, except as set forth in this letter.

1. Consulting Services.

a. Services. For a period commencing on June 1, 2019 and ending on or about December 31, 2019 (the “Consulting Term”), you will perform management consulting services for the Company as directed by the Chief Executive Officer (the “CEO”), including but not limited to the following: assessing and providing advice to the CEO with respect to VSI’s long-term strategy regarding merchandising, private brands development, product innovation, inventory, and new business development; participating in vendor visits; facilitating a smooth transition of the leadership of your team; facilitating the support, growth and development of your team during the leadership transition; facilitating the transition of special projects and new business development to the CEO and others as designated by the CEO; and assisting the CEO to execute the private brands growth strategy of the long range plan (collectively the “Services”). During the Consulting Term, you will be available for regular telephone conferences with the CEO (at least bi-weekly) and you will also be available for on-site visits to the Company’s headquarters from time-to-time at the request of the CEO.

b. Compensation. In connection with the commencement of your employment with the Company in July 2018, you received a Sign-On Bonus in the gross amount of $500,000, which was subject to a repayment obligation in the event you resigned your employment prior to July 12, 2020. As of the Resignation Date, you owe the Company $122,929. The sole compensation for your Services during the Consulting Term will be the Company’s waiver of the repayment obligation as follows: for each full month that you provide the Services to the Company, the Company will waive 1/7th of the total repayment obligation such that at the end of the Consulting Term, the full repayment obligation shall be discharged.

c. Termination. The Company or you may end the Consulting Term early for any reason and at any time upon fifteen (15) days’ prior notice. If you end the Consulting Term early or if the Company ends the Consulting Term early due to (i) your violation of The Vitamin Shoppe Standards of Business Conduct, or any other policy governing the ethical performance of Services and/or any other law applicable to the ethical conduct of business, (ii) any conduct giving rise to immediate discharge (other than for performance), (iii) your failure or refusal to perform your material duties or (iv) your material breach of this letter agreement or any other agreement between you and the Company, then you will be required to repay the remaining portion of the Sign-On Bonus as of the effective date of the termination of the Consulting Term as set forth in your employment offer letter dated January 12, 2018. If the Company ends the Consulting Term early for any other reason, the Company shall immediately waive the full balance of your remaining repayment obligation.

2. General Release of Claims.

a. In consideration for the Company’s promise made herein, you and your heirs, executors, administrators, successors, and assigns (collectively referred to as “you”) knowingly and voluntarily release and forever discharge the Company, its owners, affiliates, subsidiaries, divisions, insurers, attorneys, successors and assigns, and the current and former employees, officers, directors and agents thereof (collectively referred to as the “Company”), of and from any and all claims, whether known and unknown, you have or may have against the Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974, The Immigration Reform and Control Act, The Sarbanes-Oxley Act of 2002, The Americans with Disabilities Act of 1990, The Equal Pay Act, The Family and Medical Leave Act, The Age Discrimination in Employment Act of 1967, The Older Workers Benefits Protection Act of 1990, The Workers Adjustment and Retraining Notification Act, The Occupational Safety and Health Act, The Fair Credit Reporting Act, The New Jersey Law Against Discrimination, The New Jersey Civil Rights Act, The New Jersey Family Leave Act, The New Jersey State Wage and Hour Law, The New Jersey Conscientious Employee Protection Act, The New Jersey Equal Pay Law, The New Jersey Occupational Safety and Health Law, The New Jersey Smokers’ Rights Law, The New Jersey Genetic Privacy Act, The New Jersey Fair Credit Reporting Act, The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, The New Jersey Public Employees’ Occupational Safety and Health Act, The Millville Dallas Airmotive Plant Job Loss Notification Act, The New Jersey Laws Regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination, any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance, any amendments to the foregoing laws, any benefit, payroll or other plan, policy or program, any public policy, contract, third-party beneficiary, tort or common law claim; or, any claim for costs, fees, or other expenses including attorneys’ fees.

b. You are not waiving any rights you may have to: (i) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the last day of employment; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; and/or (v) challenge the validity of this Agreement.

c. Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, your rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

d. You may revoke your general release of claims as set forth in this section for a period of seven (7) calendar days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to the office of the General Counsel, and state, “I hereby revoke my general release of claims.” The revocation must be personally delivered to the office of the General Counsel, or mailed to Vitamin Shoppe Industries Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094 ATTN: General Counsel and postmarked within seven (7) calendar days of execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke your general release of claims, the Company may terminate the Consulting Term immediate and you will be required to repay the Sign-On Bonus as set forth in your employment offer letter without regard to any partial waiver provided for in this Agreement.

3. Confidentiality and Restrictive Covenants. During the Consulting Term, you agree that you will not, directly or indirectly, either for yourself or for any other person, business, or entity, hire from the Company or attempt to hire, divert or take away from the Company, any of the business of the Company or any officer or employee of the Company. You further agree during the Consulting Term to abide by the provisions of all confidentiality agreements you signed in connection with your employment by the Company. 18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Please indicate your acceptance by returning a signed copy of this offer to the Company.

Regards,

/S/ Teresa Orth

Teresa Orth

SVP, Human Resources

CC:	Sharon Leite, CEO

Acknowledgment and Agreed:

/S/ David Mock	5/1/19
David Mock	Date

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